Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of November 29, 2011 (the “Effective Date”), is made by and between Cumulus Media Inc., a Delaware corporation (the “Company”), and [                    ] (the “Executive”).

W I T N E S S E T H:

[WHEREAS, the Company and the Executive previously entered into a Third Amended and Restated Employment Agreement, dated as of December 20, 2006, and amended as of December 31, 2008 (the “Existing Agreement”), pursuant to which the Executive serves as the Chairman, President and Chief Executive Officer of the Company; and]1

[WHEREAS, the Company desires to continue to employ the Executive in the capacity of Senior Vice President, Treasurer and Chief Financial Officer and the Executive desires to be so employed;]2

[WHEREAS, the Company and the Executive previously entered into an Employment Agreement, dated as of December 1, 2000, and amended as of December 31, 2008 (the “Existing Agreement”), pursuant to which the Executive serves as Executive Vice President and Co-Chief Operating Officer of the Company; and]3

[WHEREAS, the Company and the Executive previously entered into an Employment Agreement, dated as of January 1, 2001, and amended as of December 31, 2008 (the “Existing Agreement”), pursuant to which the Executive serves as Executive Vice President and Co-Chief Operating Officer of the Company; and]4

[WHEREAS, the Company and the Executive previously entered into an Employment Agreement, dated as of December 22, 2001, and amended as of December 31, 2008 (the “Existing Agreement”), pursuant to which the Executive serves as Senior Vice President, Secretary and General Counsel of the Company; and]5

[WHEREAS, the Company and the Executive desire that the Executive’s employment with the Company be continued pursuant to the terms and conditions of this Agreement, which, upon the Effective Date, will supersede the terms of the Existing Agreement in their entirety.]1,3,4,5

[1]	Applies to agreement with Lewis W. Dickey, Jr.
[2]	Applies to agreement with Joseph P. Hannan.
[3]	Applies to agreement with John G. Pinch.
[4]	Applies to agreement with John W. Dickey.
[5]	Applies to agreement with Richard S. Denning.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth below, the Company and the Executive hereby agree as follows:

1. Effectiveness. This Agreement shall become effective immediately upon the Effective Date. As of the Effective Date[, subject to Section 4(d) hereof]1, the terms of this Agreement shall supersede the terms of the Existing Agreement in their entirety, which shall be of no further force or effect on or after the Effective Date.

2. Term of Employment. The Executive’s employment under the terms and conditions of this Agreement shall commence on the Effective Date and shall continue until the third (3rd) anniversary of the Effective Date (the “Initial Term”). The term of the Executive’s employment under this Agreement shall be automatically extended for an additional one (1) year period upon the expiration of the Initial Term and on each subsequent anniversary thereof (each, a “Renewal Term”). The Initial Term and any Renewal Term are collectively referred to as the “Term,” and the Term shall continue as described in this paragraph unless either the Company or the Executive provides written notice to the other no less than ninety (90) days prior to the scheduled expiration of the Term that the Term shall not be so extended (“Non-Renewal Notice”). Notwithstanding anything in this Agreement to the contrary and subject to the terms of Section 6 hereof, the Executive shall be an at-will employee of the Company.

3. Position and Duties.

(a) During the Term, the Executive shall, pursuant to the terms of this Agreement, continue to serve as the [Chairman, Chief Executive and President]1[Senior Vice President, Treasurer and Chief Financial Officer]2[Executive Vice President and Co-Chief Operating Officer]3,4[Senior Vice President, Secretary and General Counsel]5 of the Company, and shall continue to report directly to the [Board of Directors of the Company (the “Board”)]1[Company’s Chief Executive Officer (the “Chief Executive Officer”)]2,3,4,5.

(b) During the Term, the Executive shall be a full-time employee of the Company, shall dedicate substantially all of his working time to the Company, and shall have no other employment or other business ventures that are undisclosed to the Company or that conflict with Executive’s duties under this Agreement. The Executive shall (i) have all authorities, duties and responsibilities customarily exercised by an individual serving as [Chairman, Chief Executive and President]1[Senior Vice President, Treasurer and Chief Financial Officer]2[Executive Vice President and Co-Chief Operating Officer]3,4[Senior Vice President, Secretary and General Counsel]5 of a company the size and nature of the Company; (ii) be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, the foregoing duties and responsibilities; and (iii) have such additional duties and responsibilities, consistent with the foregoing, as the [Board]1[Chief Executive Officer of the Company]2,3,4,5 may from time to time assign to him.

(c) Notwithstanding the foregoing, nothing herein shall prohibit the Executive from (i) participating in trade associations or industry organizations that are related to the business of the Company, (ii) engaging in charitable, civic or political activities, (iii) engaging in personal investment activities for the Executive and his family that do not give rise to any conflicts of interest with the Company or its affiliates, or (iv) with the prior approval of the

[Board]1[Chief Executive Officer]2,3,4,5, accepting directorships unrelated to the Company that do not give rise to any conflicts of interest with the Company or its affiliates, in each case so long as such interests do not materially interfere, individually or in the aggregate, with the performance of the Executive’s duties hereunder. The Company acknowledges and approves the current activities of the Executive as set forth on Schedule 1 hereto.

4. Compensation.

(a) Base Salary. The Company shall pay the Executive a base salary at an annual rate of $[1,450,000]1[550,000]2[775,000]3[875,000]4[500,000]5, less applicable deductions, payable in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time (the base salary as in effect from time to time, the “Base Salary”), for the period beginning September 16, 2011 through the Effective Date, and thereafter during the Term. The Base Salary may be increased from time to time at the Board’s sole discretion.

(b) Annual Bonus.

For and in respect of the calendar year 2011, and for each calendar year during the Term, commencing on January 1, 2012, the Executive shall be eligible to receive a targeted annual cash incentive award equal to [100]1[50]2[75]3,4[40]5% of the then-current Base Salary (the “Target Bonus”), but in no event receive an annual cash incentive award in excess of [150]1[75]2[100]3,4[60]% of the then-current Base Salary (“Maximum Bonus”). The actual amount of the bonus (each, an “Annual Bonus”), which may be more or less than the Target Bonus although not exceed the Maximum Bonus, shall be determined based on the achievement of performance criteria relating to the Executive and/or the Company, as determined each year in good faith by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), following consultation with the Executive. In addition, for any year beginning with 2012, coincident with the determination by the Compensation Committee of the performance criteria for such year, the Compensation Committee may adjust, only in respect of that year, the Target Bonus and/or the Maximum Bonus applicable thereto. The Annual Bonus, if any, shall be paid to the Executive by no later than March 15 of the year following the year to which it relates, so long as the Executive is actively employed by the Company and has not provided a notice of resignation to the Company or received a notice of termination from the Company, in each case as of the last day of the calendar year to which the bonus relates.

(c) Equity Awards. The Executive shall be eligible to receive grants of equity-based awards relating to the Company’s common stock during the Term as determined from time to time in the sole discretion of the Board or the Compensation Committee. Any equity-based awards relating to the Company’s common stock granted to the Executive prior to, on or after the Effective Date are referred to herein as “Equity Awards”.

(d) [Prior Restricted Share Grants. Notwithstanding anything set forth herein or in any other arrangement to the contrary, all restricted shares of the Company’s common stock that are held by the Executive and outstanding immediately prior to the Effective Date, whether time-vested or performance-vested, issued during the term of the Existing Agreement shall continue to be governed by the vesting and other terms provided in the Existing Agreement, and such provisions are incorporated herein by this reference for purposes of this Section 4(d) only.]1

(e) Vacation and Benefits. The Executive shall be entitled to four (4) weeks of paid vacation for each calendar year during the term (pro-rated for any partial calendar year), which shall be accrued and used in accordance with the applicable policies of the Company as in effect from time to time. The Executive shall be eligible to participate in such medical, dental, vision and life insurance, retirement and other employee benefit plans and perquisites as the Company may have or establish from time to time (the “Employee Plans”) on terms and conditions applicable to other senior executives of the Company generally. The foregoing, however, shall not be construed to require the Company to establish any such plans or to prevent the modification or termination of such plans once established.

(f) Expenses. The Company shall pay or reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the applicable expense reimbursement policies of the Company as in effect from time to time (“Expense Reimbursement Policies”), following submission by the Executive of applicable documentation as required by the Expense Reimbursement Policies.

5. Termination of Employment. The Term and the Executive’s employment hereunder shall be terminated upon the first to occur of the following:

(a) The Executive’s death or Disability. For purposes of this Agreement, “Disability” means that the Executive shall have been substantially unable to perform his material duties hereunder by reason of physical or mental illness or incapacity for a period of four and one-half (4.5) consecutive months, or for a period of 135 calendar days, whether or not consecutive, during any 365-day period, as a result of a condition that is treated as a total or permanent disability under the long-term disability insurance policy of the Company that covers the Executive, as in effect from time to time. The determination of “Disability” shall be made by a physician selected by the Company in good faith, and the Executive hereby consents to examination by such physician and to the disclosure by any physician of any and all diagnoses, test results, opinions and other information obtained by such physician during or as a result of the examinations to which the Executive hereby consents.

(b) The termination of the Executive’s employment by the Company with or without Cause. For purposes of this Agreement, “Cause” means (i) the conviction of the Executive of a felony under the laws of the United States or any state thereof, whether or not appeal is taken; (ii) the conviction of the Executive for a violation of criminal law involving the Company and its business; (iii) the willful misconduct of the Executive, or the willful or continued failure by the Executive (except as a result of disability or illness) to substantially perform his duties hereunder, in either case which has a material adverse effect on the Company; or (iv) the willful fraud or material dishonesty of the Executive in connection with his performance of duties to the Company. However, in no event shall the Executive’s employment be considered to have been terminated for Cause unless and until the Executive receives a copy of a resolution adopted by the Board finding that, in the good faith opinion of the Board, the Executive is guilty of acts or omissions constituting Cause, which resolution has been duly adopted by an affirmative vote of a majority of the Board, excluding the Executive and any individual alleged to have participated in the acts constituting Cause. Any such vote shall be taken at a meeting of the Board called and held for such purpose, after reasonable written notice is provided to the Executive setting forth in reasonable detail the facts and circumstances claimed to provide a basis of termination for Cause and the Executive is given an opportunity, together with counsel, to be heard before the Board. The Executive shall have the opportunity to cure any such acts or omissions (other than items (i) or (ii) above) within thirty (30) days of the Executive’s receipt of such resolution. The foregoing shall not limit the right of the Company to suspend the Executive from his day-to-day responsibilities with the Company pending the completion of such notice and cure procedures.

(c) The termination of the Executive’s employment by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” means, in each case without the Executive’s consent, (i) a material diminution in the Executive’s authority, duties or responsibilities or an adverse change in the Executive’s reporting responsibilities; (ii) a material reduction in the Base Salary; (iii) the relocation of the Executive’s principal place of employment to a location more than thirty (30) miles from the city of Atlanta, Georgia; or (iv) a material breach of this Agreement by the Company. Notwithstanding the foregoing, no termination of employment by the Executive shall be a termination for Good Reason unless (A) within thirty (30) days after the date of the condition or event giving rise to Good Reason, the Executive gives notice to the Company that the Executive does not wish to remain in the employ of the Company as a result of such condition or event, (B) the Company does not cure such condition or event within thirty (30) days after receiving the notice described in the preceding clause (A), and (C) the Executive terminates employment within ninety (90) days after the initial existence of such condition or event.

(d) The termination of the Executive’s employment following the timely provision of a Non-Renewal Notice by the Company or the Executive to the other party.

6. Payments and Benefits Upon Termination of Employment.

(a) Termination Upon the Executive’s Death or Disability. If, during the Term, the Executive dies or incurs a Disability, the Term and the Executive’s employment hereunder shall automatically terminate, and the Company shall have no further obligation to the Executive hereunder, except to pay to or provide the Executive (or his estate) with (i) any unpaid Base Salary through the date of termination; (ii) any accrued and unpaid bonus payable with respect to a completed calendar year pursuant to Section 4(b); (iii) any accrued and unpaid vacation and/or sick days accrued through the date of termination; (iv) any amounts or benefits owing to the Executive or his beneficiaries under the Employee Plans; and (v) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the date of termination pursuant to the Expense Reimbursement Policies, in each case payable in accordance with the Company’s payroll procedures, the terms of the applicable plans, or the Expense Reimbursement Policies, as applicable (the “Accrued Compensation and Benefits”).

(b) Termination by the Company for Cause or Resignation by the Executive Without Good Reason. If, during the Term, the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, the Company shall have no further obligation to the Executive hereunder, except to pay or provide the Accrued Compensation and Benefits.

(c) Termination by the Company Without Cause or Resignation by the Executive for Good Reason. If, during the Term, the Executive’s employment is terminated by the Company without Cause (other than a termination pursuant to Section 6(a)) or the Executive terminates his employment for Good Reason (in either case, a “Qualifying Termination”), then the Company shall pay or provide the Accrued Compensation and Benefits, and subject to Section 6(f):

(i) The Company shall make cash payments to the Executive equal in the aggregate to the product of (A) [two (2)]1[one (1)]2,3,4,5 (the “Severance Multiple”) and (B) the sum of the Base Salary and Target Bonus as in effect immediately prior to the date of termination (without regard to any reduction to the Base Salary or Target Bonus that gave rise to Good Reason), payable in four (4) substantially equal installments, commencing on the 90th day following the date of termination (the “Initial Payment Date”) and continuing on the three (3) following three (3) month anniversaries of the Initial Payment Date (the “Severance Payments”);

(ii) The Company shall make a lump sum cash payment to the Executive equal to the product of (A) the Annual Bonus the Executive would have received had he remained employed through the last day of the calendar year to which the bonus relates, based on actual performance through the applicable performance period, and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company in the year in which the date of date of termination occurred and the denominator of which is 365, payable at the time bonus payments are made to other executives of the Company but in no event later than March 15 of the calendar year following the year that includes the Executive’s date of termination (the “Pro-Rata Bonus”);

(iii) 50% of any unvested Equity Awards shall become immediately and fully vested, and the remaining 50% of any unvested Equity Awards shall be forfeited; provided, however, in the event the Qualifying Termination occurs during the six-month period immediately preceding a Change of Control, then 100% of any unvested Equity Awards shall become fully vested, effective as of the consummation of the Change in Control; and

(iv) The Executive and his covered dependents shall be entitled to continued participation for [eighteen (18)]1[twelve (12)]2,3,4,5 months following the date of termination (the “Benefit Continuation Period”) in such medical, dental, vision and hospitalization insurance coverage in which the Executive and his eligible dependents were participating immediately prior to the date of termination, subject to the terms and conditions of the applicable benefit plans as in effect from time to time (the “Continued Benefits”), provided that the Executive shall not be required to pay any premiums or other amounts to obtain such coverage. The full amount of the premiums that the Executive would be required to pay to obtain the Continued Benefits actually provided to the Executive during the Benefit Continuation Period under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (the “Premium Cost”), shall be imputed as taxable income to the Executive, and the Executive shall be responsible for the payment of all income taxes incurred as a result of such imputed income, provided that the Company will reimburse the Executive for the amount of such income taxes plus the amount of all additional income taxes incurred by the Executive upon such payment by the Company. If the Executive is not permitted to receive a Continued Benefit during the Benefit Continuation Period as a result of applicable law or the terms of the applicable Employee Plan, the Company shall reimburse the Executive for (i) the amount actually incurred by the Executive to obtain coverage no more favorable than the applicable Continued Benefit, up to the portion of the Premium Cost necessary to provide the corresponding Continued Benefit for the applicable portion of the Continued Benefit Period, plus (ii) the amount of all additional income taxes incurred by the Executive upon such payment by the Company (the “Benefit Reimbursement”). Notwithstanding the foregoing, the Executive shall not be entitled to receive a Continued Benefit or the Benefit Reimbursement to the extent that he becomes eligible to receive a comparable benefit from another employer during the Benefit Continuation Period. The Executive shall promptly, and in no event later than five (5) business days after the commencement of eligibility thereof during the Benefit Continuation Period, report the eligibility to receive any such comparable benefit to the Company.

(d) Qualifying Termination in Connection with a Change in Control. If, during the Term, the Executive’s employment is terminated by reason of a Qualifying Termination within [eighteen (18)]1[nine (9)]2,3,4,5 months following a Change in Control, then the Company shall pay or provide the Accrued Compensation and Benefits, and subject to Section 6(f) and in lieu of the payments and benefits set forth in Section 6(c):

(i) The Company shall make the Severance Payments to the Executive; provided that for purposes of this Section 6(d)(i), the Severance Multiple shall be [three (3)]1[two (2)]2,3,4,5;

(ii) The Company shall pay the Pro-Rata Bonus to the Executive;

(iii) 100% of the Equity Awards shall become immediately and fully vested; and

(iv) The Company shall provide the Continued Benefits (or payment in lieu thereof) as set forth in Section 6(c)(iv).

For purposes of this Agreement, “Change in Control” means the date that: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a “change in control”; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power of the stock of the Company; (iii) a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (for this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets); provided, however, a transfer of assets by the Company is not treated as a “change in control” if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to his/her/its stock, (b) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (d) an entity, at least fifty percent (50%) of the total value or voting power of which is owed, directly or indirectly, by a person described in clause (c) hereof.

(e) Termination by the Company or the Executive following Delivery of Non-Renewal Notice. If, during the Term, the Company or the Executive timely delivers to the other a Non-Renewal Notice as set forth in Section 2, the Executive’s employment shall terminate, effective as of the last scheduled day of the Initial Term or then-current Renewal Term, as applicable. Such termination if effected by the issuance of a Non-Renewal Notice by the Company shall be treated as a termination by the Company without Cause and the Executive shall be entitled to the payments and benefits set forth in Section 6(c) or Section 6(d). If such termination is effected by a Non-Renewal Notice issued by the Executive, the Company shall have no further obligation to the Executive hereunder, except to pay or provide the Accrued Compensation and Benefits.

(f) Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make or continue any payment or provide any benefit under Section 6(c) or (d) (other than the Accrued Compensation and Benefits) unless (i) by the 22nd calendar day after the date of termination of employment (or by such later date specified by the Company in writing as required to comply with applicable law), the Executive executes a release general waiver and release of all current or future claims, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and affiliates and the current and former directors, officers, employees and affiliates of any of them, in a form provided by the Company (the “Release”) and (ii) the Executive does not revoke the Release during any applicable revocation period.

(g) No Offset. In the event of termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment and, except as otherwise set forth in Section 6(c)(iv) or 6(d)(iv), there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain.

(h) Forfeiture. Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits hereunder (other than the Accrued Compensation and Benefits) shall be forfeited if the Executive materially breaches Section 7 or 8; provided that, before invoking this Section 6(h), the Company shall provide the Executive with ten (10) days to cure such breach, to the extent curable.

(i) Resignation from Certain Positions. Upon the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive shall resign from [the Board,]1 all fiduciary positions (including, without limitation, as trustee) and from all other offices and positions, including without limitation, board membership of any subsidiaries or affiliates, he holds with the Company and any of its subsidiaries or affiliates; provided, however, that if the Executive fails or refuses to tender such resignations after the Board has made such request, then the Board shall be empowered to tender the Executive’s resignation or remove the Executive from such offices and positions.

7. Restrictive Covenants.

(a) Acknowledgements. The Executive acknowledges that, as an executive and key employee of the Company:

(i) the Executive has participated or will participate in the development of the Company’s business strategies;

(ii) by virtue of his position of trust with the Company, the Executive has had or will have access to extensive Confidential Information (as defined in Section 7(b)) related to the Company’s business, to which the Company has devoted and will continue to devote substantial time, money and effort to develop and maintain the proprietary and confidential nature thereof;

(iii) the Executive shall be responsible for managing, directing, and supervising other personnel of the Company performing a variety of services related to the Company’s business and coordinating their activities, shall develop close working relationships with such personnel and the Company shall expend substantial time, effort, and financial resources to train and develop its personnel; and

(iv) in the performance of his duties to the Company, the Executive has been or will be brought into contact, either in person, by telephone, by e-mail, and otherwise, with existing and potential clients or information related to those existing and potential clients, or has had or will have responsibility for personnel who have such contact and knowledge of such personnel’s activities.

For purposes of this Section 7, the term “the Company” shall mean and include Cumulus Media Inc. and all entities of which such company owns, directly or indirectly through another company, 50% or more of the issued and outstanding capital stock or other equity interests of any class or classes having, by the terms thereof or by contract with one or more other equity holders, ordinary voting power to elect the directors (or other management personnel) of such entity.

(b) Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean and include any and all knowledge, information, or data, whether written or oral and, if written, howsoever produced or reproduced and whether or not denoted or marked confidential, that is the proprietary information of the Company, any of its subsidiaries, or any of its other affiliates (whether or not a trade secret), including the following:

(i) all research, designs, developments, know-how, computer programs, algorithms, models, software or programming, summaries, reports, drawings, charts, specifications, descriptions, routines, processes, inventions, discoveries, methods, improvements, adaptations, and similar proprietary concepts and ideas and related documentation;

(ii) the terms of any agreement or contract between the Company and any client, customer, supplier, or personnel;

(iii) any information concerning or belonging to the Company’s clients, customers, and vendors (including client, customer, and vendor lists and databases), or the existing and contemplated projects or programs of the Company and its clients and vendors;

(iv) any methods of operation, programming plans, marketing plans, techniques, manuals, technical plans, strategic plans, distribution plans, production plans, financial information, budgets, salary information, sources of supply and materials and costs, discount and pricing practices, contractual arrangements and negotiations of the Company; and

(v) any other information of similar or dissimilar nature that the Company designates as Confidential Information and/or that is proprietary to or within the unique knowledge of the Company;

and that has been or will be used or developed by the Company prior to or at any time during the period of the Executive’s employment by the Company that has been or is disclosed to or learned by the Executive during the Executive’s employment. Notwithstanding the foregoing, Confidential Information shall not include information:

(1) that was in the public domain at the time it was disclosed or subsequently becomes in the public domain other than as a result of a disclosure by the Executive in violation of this Agreement;

(2) that the Executive can demonstrate by written proof was received by the Executive after the time of disclosure by the Company or after the time of discovery by the Executive during the Executive’s employment from a third party who, to the knowledge of the Executive, did not acquire it in violation of a confidentiality agreement with the Company or its employees or agents, or from a third party who was not otherwise prohibited from transmitting the information to the Executive by a contractual, legal, or fiduciary obligation of confidence to the Company; or

(3) that is disclosed by the Executive with the prior written consent of an executive officer of the Company.

(c) Duty Not to Disclose. The Executive agrees that the Company has a legitimate interest in protecting the Confidential Information and that the preservation and protection of the Confidential Information are essential duties of the Executive’s employment. The Executive therefore agrees that, during the term of his or her employment with the Company and for so long thereafter as the Confidential Information remains confidential, the Executive shall:

(i) not use any Confidential Information on his own behalf or on behalf or any unauthorized person, or disclose or reveal any Confidential Information, or any portion thereof, to any unauthorized person, except as is necessary to carry out the Executive’s authorized duties as an employee of the Company;

(ii) not make, or permit or cause to be made, copies of the Confidential Information except as necessary to carry out the Executive’s authorized duties as an employee of the Company;

(iii) not place on, download to, or store in any non-Company-owned electronic device (including any electronic communications device) any Confidential Information; and

(iv) take all reasonable precautions to prevent the inadvertent disclosure by the Executive of the Confidential Information to any unauthorized person.

(d) Legal Orders to Disclose. Upon receipt of a subpoena or other compulsory process that could possibly require disclosure of any Confidential Information by the Executive, the Executive shall provide a copy of the compulsory process and complete information regarding the date and circumstances under which he received it to the Company within twenty-four (24) hours of such receipt. The Executive shall not make any disclosure until the latest possible date for making such disclosure in accordance with such process. If the Company seeks to prevent disclosure in accordance with the applicable legal procedures and provides the Executive with notice before the latest possible date that it has initiated such procedures, the Executive shall not make disclosure of any Confidential Information that is the subject of such procedures until such objections are withdrawn or ruled upon.

(e) Duration. The covenants made in Sections 7(c) and (d) shall remain in effect while the Executive is employed by the Company and for so long thereafter as the information in question remains confidential. Nothing in such subsections is intended to exclude the application of any laws protecting Confidential Information consisting of trade secrets, including the Georgia Trade Secrets Act of 1990, as amended.

(f) Return. In the event the Executive’s employment with the Company terminates for any reason, the Executive shall promptly return to the Company all property of the Company in the Executive’s possession or under the Executive’s direct or indirect control, including all Confidential Information and all equipment, notebooks, and materials, reports, notes, contracts, memoranda, documents, and data of the Company constituting or relating to the Confidential Information (and any and all copies thereof), whether typed, printed, written, or on any source of computer media, unless the parties agree otherwise.

(g) Ownership. The Executive agrees and acknowledges that the Confidential Information, as between the Company and the Executive, shall be deemed and at all times remain and constitute the exclusive property of the Company, whether or not patentable or copyrightable, and that the Company has reserved—and does hereby reserve—all rights in and to the same for all purposes.

(h) Proprietary Information of Others. The Executive represents that his performance of all the terms hereof and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s engagement by the Company. The Executive has not entered into, and the Executive agrees not to enter into, without the express written consent of the Company, any agreement, either written or oral, that harms the Company and its reputation or conflicts with the position the Executive holds with the Company or the Executive’s duties hereunder.

(i) Covenant Not to Compete. The Executive covenants that, except as provided below, while the Executive is employed by the Company and for a period of eighteen (18) months from the date of termination of the Executive’s employment for any reason, the Executive shall not directly or by assisting others do any of the following:

(i) engage as a consultant, advisor, or manager—capacities in which the Executive will have acted for the Company—whether as an employee, independent contractor, proprietor, or otherwise, in any business that both provides radio broadcasting services, which is the business of the Company (the “Business”), and serves any of the listening areas (as defined by the Arbitron Metro Survey Area) served by the Company on the date of the termination of the Executive’s employment or such additional listening areas as the Executive knows as of such date the Company has definite and immediate plans to conduct the Business (a “Competing Business”);

(ii) for the purpose of furthering or assisting a Competing Business, solicit or attempt to solicit any client, customer, or account of the Company (A) that, during the twelve (12) month period prior to the date of such termination of employment, has obtained or contracted to obtain services from the Company and with which the Executive or Company personnel or representatives for whom or which the Executive had responsibility had contact during the term of the Executive’s employment by the Company; (B) that the Executive knows were prospective clients, customers, or accounts that the Company was actively seeking on the date of termination of the Executive’s employment (whether or not such individual or entity has yet become an actual client or customer); (C) about which the Executive obtained Confidential Information in the ordinary course of business as a result of the Executive’s association with the Company; or (D) that received products or services authorized by the Company, the sale or provision of which resulted in commissions, earnings, or other compensation for the Executive; or

(iii) for himself or for or on behalf of any business, entity or individual, divert, solicit or hire away, or attempt to divert, solicit or hire away, any individual who, on the date of such termination or at any time during the twelve (12) month period immediately preceding such date, was employed, retained, or engaged by the Company as an employee of, or provider of services to, the Company and with whom the Executive had contact during performance of the Executive’s job duties to the Company to leave such employ or service with the Company for any employment or similar services opportunity with any other business; regardless of whether such individual is or was a full-time employee, part-time employee, temporary worker, or independent contractor of the Company; employed, retained, or engaged pursuant to a written agreement; or employed, retained, or engaged for a determined period or at-will.

The covenants made in this Section 7(i) shall not apply during such eighteen (18) month period in the event the Executive’s employment is terminated (x) by the Company other than for Cause, (y) by the Executive for Good Reason or (z) by the Company or the Executive for any reason within one (1) year following a Change of Control.

(j) Independent Covenants. It is understood and intended by the parties hereto that each restrictive covenant set forth in Section 7(c) and in clauses (i) through (iii) of Section 7(i) be construed as an agreement independent of any other provision in this Agreement. The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. The Executive agrees that such covenants are appropriate and reasonable when considered in light of the nature and extent of the Business and the scope of responsibilities of the Executive.

(k) Injunctive Relief. The Executive acknowledges and agrees that any breach or threatened breach by him of any of the provisions of this Agreement will cause irreparable harm and continuing damages to the Company and that the remedies at law for any such breach or threatened breach will be inadequate. Accordingly, in addition to any other remedies that may be available to the Company at law or in equity in such event, the Company shall be entitled to seek and obtain, from any court of competent jurisdiction, a decree of specific performance and/or a temporary and permanent injunction, without posting of any bond or other security and without proving special damages or irreparable injury, enjoining and restricting the breach or threatened breach.

8. Continued Availability and Cooperation.

(a) Following termination of the Executive’s employment for any reason, the Executive shall reasonably cooperate with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or investigation involving the Company or its subsidiaries or affiliates that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company, and with respect to which the Executive has pertinent information. The Executive’s cooperation shall include, without limitation:

(i) Making himself reasonably available for interviews and discussions with the Company’s counsel, as well as for depositions and trial testimony;

(ii) If depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor, as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii) Refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv) Reasonably cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

(b) Any such cooperation shall be on reasonable notice and take into account the Executive’s professional and personal commitments. The Company shall reimburse the Executive for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if the Executive and the Company determine in good faith that separate counsel is needed) incurred in connection with any such cooperation.

9. Code Section 280G.

(a) If it shall be determined that any benefit provided to the Executive or payment or distribution by or for the account of the Company to or for the benefit of the Executive, whether provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax resulting from any action or inaction by the Company (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount; provided that such reduction shall only be made if such reduction results in a more favorable after-tax position for the Executive. The payment reduction contemplated by the preceding sentence, if any, shall be implemented by determining the Parachute Payment Ratio for each “parachute payment” and then reducing the parachute payments in order beginning with the parachute payment with the highest Parachute Payment Ratio. For parachute payments with the same Parachute Payment Ratio, such parachute payments shall be reduced based on the time of payment of such parachute payments, with amounts having later payment dates being reduced first. For parachute payments with the same Parachute Payment Ratio and the same time of payment, such parachute payments shall be reduced on a pro rata basis (but not below zero) prior to reducing parachute payments with a lower Parachute Payment Ratio.

(b) All determinations required to be made under this Section 9, shall be made by the Company’s independent, certified public accounting firm or such other certified public accounting firm as may be designated by the Company prior to the change in ownership or effective control (as defined for purposes of Section 280G of the Code) of the Company (a “280G Change in Control”) (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a 280G Change in Control, the Executive shall appoint another nationally recognized accounting firm which is reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c) The following terms shall have the following meanings for purposes of this Section 9:

(i) “Base Amount” means “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(ii) “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable parachute payment for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such parachute payment.

(iii) “Parachute Value” of a Payment shall mean the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iv) “Safe Harbor Amount” means three (3) times the Base Amount, less one dollar ($1).

10. Entire Agreement. This Agreement, and any schedules or exhibits hereto, embody the entire agreement between the parties relating to the subject matter hereof and supersede any and all other discussions, understandings, and agreements, either oral or in writing, between the parties relating to the subject matter of this Agreement[, including, without limitation, the Existing Agreement.]1,3,4,5

11. Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, local or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

12. Successors and Binding Agreement.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any individual or entity acquiring, directly or indirectly, all or substantially all of the business or assets of the Company, whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed “the Company” for purposes of this Agreement), but this Agreement shall not otherwise be assignable or delegable by the Company, except that the Company may assign its rights and delegate its duties hereunder to any individual or entity who acquires all of the voting stock of the Company (or to any parent entity thereof) so long as so doing does not materially and adversely affect the Executive’s rights hereunder.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and the Company and the Executive may not, without the consent of the other party, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12(a) and (b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

13. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal, substantive laws of the State of Georgia, without regard to that State’s principles governing conflicts of laws.

14. Validity/Severability. The Company and the Executive agree that (i) the provisions of this Agreement shall be severable in the event that, for any reason whatsoever, any of the provisions hereof are invalid, void or otherwise unenforceable, (ii) any such invalid, void or otherwise unenforceable provisions shall be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the remaining provisions shall remain valid and enforceable to the fullest extent permitted by applicable law.

15. Survival. In addition to all provisions of this Agreement that by their terms are to survive, all accrued obligations and the provisions of Sections 7 shall survive the expiration or termination of this Agreement for any reason.

16. Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Executive. This Agreement shall be administered and interpreted in a manner consistent with this intent. Consistent with that intent, and to the extent required under Section 409A of the Code, for benefits that are to be paid in connection with a termination of employment, “termination of employment” shall be limited to such a termination that constitutes a “separation from service” under Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, on the date of his separation from service (within the meaning of Treasury Regulation section 1.409A-1(h)) and if any portion of the payments or benefits to be received by the Executive upon his termination of employment would constitute a “deferral of compensation” subject to Section 409A of the Code, then to the extent necessary to comply with Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid or made available on the earlier of (i) the first business day of the seventh month after the date of the Executive’s termination of employment, or (ii) the Executive’s death. For purposes of application of Section 409A of the Code, to the extent applicable, each payment made under this Agreement shall be treated as a separate payment. Notwithstanding any provision of this Agreement to the contrary, to the extent any reimbursement or in-kind benefit provided under this Agreement is nonqualified deferred compensation within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

17. Amendment; Waiver.

(a) This Agreement may only be amended and supplemented in a writing signed by the Executive and an executive officer of the Company expressly providing for such modification.

(b) The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by the other, and any such waiver must be in a writing signed by an officer of the waiving party.

18. Notice. Any notice, request, consent and other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) when received if personally delivered, (ii) within one (1) day after being sent by recognized overnight delivery service, or (iii) within five (5) days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties (and to the persons to whom copies shall be sent) at their respective addresses set forth below.

If to the Company:

Cumulus Media Inc.

3280 Peachtree Road, N.W., Suite 2300

Atlanta, Georgia 30305

c/o: General Counsel

If to the Executive:

At the address contained in the Executive’s payroll records

Either party may change the address or the persons to whom notice shall be directed by notifying the other parties as provided in this Section 18.

19. Counterparts. This Agreement may be executed in two (2) counterparts and by the parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and both of which counterparts, taken together, shall constitute one and the same instrument. Delivery by one or both parties of an executed counterpart of this Agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Agreement. Notwithstanding the foregoing, a party who delivers an executed counterpart via such electronic means shall nonetheless be obligated to subsequently provide an original signed copy of such document, on paper, to the other party at any time upon request.

20. Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable, hereof. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

21. Construction. The section headings and titles contained herein are each for reference only and shall not be deemed to affect the meaning or interpretation of this Agreement. The words “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereof” and “hereunder,” when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural, the conjunctive shall include the disjunctive, and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Each use of the word “include,” “includes,” or “including” shall be deemed in each case to be followed by the words “but not limited to.” This Agreement shall not be construed strictly for or against either party because that party, or its attorney, prepared this Agreement or any provision hereof.

22. Compliance with Dodd-Frank. All payments under this Agreement, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act (as amended from time to time, the “Dodd-Frank Act”), shall be subject to any incentive compensation policy established from time to time by the Company to comply with the Dodd-Frank Act, but only to the extent that the provisions of any policy so established are required by the Dodd-Frank Act.

23. Arbitration. The sole and exclusive method for resolving all disputes under, arising out of, related to, or in connection with this Agreement shall be binding arbitration in Atlanta, Georgia, in a proceeding administered by the Atlanta Office of the American Arbitration Association (“AAA”) in accordance with the Commercial Dispute Resolution and Procedures of the Arbitration Rules of the AAA (the “Rules”). The arbitration shall be conducted by a single arbitrator jointly appointed by the parties; provided, however, that if the parties fail after good faith negotiation to agree on the arbitrator within thirty (30) days after one party’s call for arbitration, the arbitrator shall be appointed by the AAA in accordance with the Rules. Disputes about arbitration procedure shall be resolved by the arbitrator. The arbitrator may proceed to an award notwithstanding the failure of either party to participate in the proceedings. Discovery shall be limited to mutual exchange of documents relevant to the dispute, controversy or claim; more than two depositions per party shall not be permitted unless the parties otherwise agree or unless compelling need is demonstrated to the arbitrator. The arbitrator shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute and to provide for security for a prospective monetary award. The arbitrator shall render his decision within thirty (30) days following the date of the initial evidentiary hearing and shall set forth a statement of facts, his conclusions of law, and his reasoning in writing. The prevailing party shall be entitled to recover from the non-prevailing party, as determined by the arbitrator, all of its costs and expenses, including reasonable fees and costs of attorneys and experts and the fees and costs of the arbitrator. The decision of the arbitrator shall be final and binding. The prevailing party shall be entitled to apply to, and obtain from, a court or tribunal having jurisdiction, an order enforcing the arbitrator’s decision. Notwithstanding anything contained in this Section 23 to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights through reformation of contract, specific performance, injunction or similar equitable relief, and this Section 23 shall not limit the remedies granted the Company in Section 7(k).

24. Indemnification. The Company shall provide the Executive with indemnification and directors’ and officers’ liability insurance on terms no less favorable than those applicable to directors or officers of the Company generally.

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IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be duly executed as of the day, month and year first written above.

CUMULUS MEDIA INC.

By:

[EXECUTIVE]